EX-23.1

                                CONSENT OF COUNSEL

                                 James DeOlden, Esq.
                               Law Offices of James DeOlden
                                18300 Von Karman, Suite 710
                                  Irvine, California 92612
                                       (949) 809-2118


March 20, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  The Majestic Companies, Ltd. - Form S-8

Dear Sir/Madame:

     I have acted as counsel to The Majestic Companies, Ltd., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of twenty-five million (25,000,000) shares of its common stock ("Incentive Shares"), $0.001 par value per Incentive Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan for Year 2002, as well as the registration of ten million shares (10,000,000) shares of its common stock ("Stock Shares"), $0.001 par value per Stock Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Stock Retainer
Plan for the Year 2002. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

                                      Sincerely,


                                      /s/  James DeOlden, Esq.
                                      James DeOlden, Esq.